Filed Pursuant to Rule 424(b)(3)
Registration No. 333-286243

Prospectus

Up to 5,376,340 Shares of Common Stock

Offered by the Selling Stockholder

This prospectus relates to the offer and resale, from time to time, of up to 5,376,340 shares of our common stock, par value $0.0001 per share (the “Common Stock”), issuable upon conversion of 537,634 shares of Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), by the selling stockholder identified in this prospectus, including its transferees, pledgees or donees or its respective successors. The shares of Series A Preferred Stock were sold and issued to the selling stockholder in a private placement on July 1, 2024 pursuant to a Securities Purchase Agreement dated June 27, 2024.

The selling stockholder identified in this prospectus may offer the shares of common stock pursuant to this prospectus from time to time through public or private transactions at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholder may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder, the purchasers of the shares, or both. For additional information on the methods of sale that may be used by the selling stockholder, see the section entitled “Plan of Distribution” on page 7.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale by the selling stockholder of such shares. We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. The selling stockholder is responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of its shares.

You should carefully read this prospectus and any amendments or supplements accompanying this prospectus, together with any documents incorporated by reference herein or therein, before you make your investment decision.

The selling stockholder may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the selling stockholder may sell its common shares hereunder following the effective date of the registration statement of which this prospectus forms a part.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “VIGL.” On March 28, 2025 the closing price for our common stock, as reported on the Nasdaq Global Select Market, was $1.91 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this prospectus, together with additional information described under the headings “Where You Can Find Additional Information” carefully before you invest in any of our securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. PLEASE CAREFULLY READ THE INFORMATION UNDER THE HEADINGS “RISK FACTORS” BEGINNING ON PAGE 1 OF THIS PROSPECTUS AND “ITEM 1A – RISK FACTORS” OF OUR MOST RECENT REPORT ON FORM 10-K OR 10-Q THAT IS INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE YOU INVEST IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated April 8, 2025

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ABOUT THIS PROSPECTUS

We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered.

You should rely only on the information contained or incorporated by reference in this prospectus. The selling stockholder has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to offer and sell shares of our common stock. If it is against the law in any jurisdiction to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that jurisdiction, and no offer or solicitation is made by this prospectus to any such person. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since such date. Information contained on our website is not a part of this prospectus.

Neither we nor the selling stockholder have authorized any person to provide you any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholder take responsibility for, and can provide assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholder are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholder hereunder may, from time to time, issue, offer and sell, as applicable, the common stock described in this prospectus in one or more offerings. The selling stockholder may use this prospectus to sell up to an aggregate of 5,376,340 shares of common stock from time to time through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale by such selling stockholder of the securities offered by it described in this prospectus.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Before purchasing any securities, you should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find Additional Information.”

Information contained in this prospectus concerning the market and the industry in which we compete, including our market position, general expectations of market opportunity and market size, is based on information from various third-party sources, on assumptions made by us based on such sources and our knowledge of the markets for our services and solutions. Any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable; however, we have not verified the accuracy or completeness of third-party data. The industry in which we operate is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in the risk factors incorporated herein in the sections entitled “Risk Factors-Risks Related to Our Business” and “Risks Related to Our Common Stock” and elsewhere in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and any accompanying prospectus or prospectus supplement and the documents incorporated by reference herein and therein may contain forward looking statements that involve significant risks and uncertainties. All statements other than statements of historical fact contained in this prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and assumptions about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the SEC which are incorporated by reference herein. This prospectus, and any accompanying prospectus or prospectus supplement, should be read in conjunction with the consolidated financial statements for the fiscal years ended December 31, 2024 and 2023 and related notes, which are incorporated by reference herein.

We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of the significant risks, uncertainties and assumptions that accompany forward-looking statements, the forward-looking events and circumstances discussed in this prospectus and any accompanying prospectus or prospectus supplement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus, or any accompanying prospectus or any prospectus supplement. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

Any forward-looking statement you read in this prospectus, any accompanying prospectus, or any prospectus supplement or any document incorporated by reference reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K filed with the SEC. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth in the section titled “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

As used herein, and any amendment or supplement hereto, unless otherwise indicated, “we,” “us,” “our,” the “Company,” or “Vigil” means Vigil Neuroscience, Inc. and, where appropriate, our subsidiary.

Overview

We are a clinical-stage biotechnology company dedicated to improving the lives of patients, caregivers, and families affected by rare and common neurodegenerative diseases by pursuing the development of disease-modifying therapeutics to restore the vigilance of microglia. Microglia are the sentinel immune cells of the brain and play a critical role in maintaining central nervous system (“CNS”) health and responding to damage caused by disease. Leveraging recent research implicating microglial dysfunction in neurodegenerative diseases, we utilize a precision medicine approach to develop a pipeline of therapeutic candidates, initially addressing genetically defined patient subpopulations, that we believe will activate and restore microglial function. Our first therapeutic candidates are designed to activate Triggering Receptor Expressed on Myeloid Cells 2 (“TREM2”), a key microglial receptor protein that mediates responses to environmental signals in order to maintain brain health and whose dysfunction is linked to neurodegeneration. We have two clinical programs that are designed to target TREM2. Our lead clinical candidate, iluzanebart, is a fully human monoclonal antibody (“mAb”) TREM2 agonist that is currently being studied in a Phase 2 clinical trial in patients with adult-onset leukoencephalopathy with axonal spheroids and pigmented glia (“ALSP”), a rare and fatal neurodegenerative disease. We plan to report data from the Phase 2 trial in ALSP in the second quarter of 2025. Our second clinical candidate, VG-3927, is an orally bioavailable small molecule TREM2 agonist that is being developed for the potential treatment of Alzheimer’s disease (AD). We reported Phase 1 data from our VG-3927 program in January 2025 and plan to initiate a Phase 2 trial in AD patients in the third quarter of 2025.

Our lead clinical candidate, iluzanebart, is currently being studied in IGNITE, a Phase 2 clinical trial and the first-ever interventional trial in ALSP patients. ALSP is a rare, inherited, autosomal dominant neurological disease with high penetrance. ALSP is caused by a loss-of-function mutation in the Colony Stimulating Factor 1 Receptor (“CSF1R”), a receptor that shares a common downstream signaling pathway with TREM2. Based on analysis from the UK Biobank genome sequencing data published in Neurology Genetics by Wade et al. (2024), we estimate the U.S. prevalence of ALSP to be approximately 19,000 with an estimated combined EU and UK prevalence of approximately 29,000. There are currently no approved therapies for ALSP, underscoring the unmet need for people living with this serious, rapidly progressing disease. The Food and Drug Administration (“FDA”) has granted Fast Track designation and orphan drug designation for iluzanebart for the treatment of ALSP. The European Commission has also granted orphan drug designation for iluzanebart.

In November 2023, we reported interim data from the ongoing Phase 2 IGNITE trial from the first 6 patients following 6 months of treatment with 20 mg/kg of iluzanebart. These data further supported the favorable safety, tolerability, pharmacokinetics (“PK”) and pharmacodynamics (“PD”) profile of iluzanebart previously demonstrated in the Phase 1 single ascending dose/multiple ascending dose (“SAD/MAD”) trial of iluzanebart in healthy volunteers. Importantly, iluzanebart demonstrated clear target engagement as measured by changes in soluble TREM2 (“sTREM2”), soluble CSF1R (“sCSF1R”), and osteopontin/secreted phosphoprotein 1 (“SPP1”) in cerebral spinal fluid (“CSF”). Individual ALSP patients treated with iluzanebart also demonstrated directionally supportive changes in magnetic resonance imaging (“MRI”) and neurofilament light chain (“NfL”)

biomarkers. Enrollment for the Phase 2 IGNITE trial was completed in March 2024 with 20 patients enrolled in the trial. The final analysis from the Phase 2 IGNITE trial is planned for the second quarter of 2025 and will include data from all patients at 12 months dosed with either 20 mg/kg or 40 mg/kg of iluzanebart.

In addition to IGNITE, we are also conducting ILLUMINATE, a natural history study of symptomatic and prodromal carriers of CSF1R mutations that are pathogenic for ALSP. We define individuals as being symptomatic if they have MRI evidence and three or more characteristic clinical symptoms of ALSP or as being prodromal if they have early MRI evidence of ALSP and less than three clinical symptoms. The purpose of this study is to better characterize disease progression, inform our clinical trial design, and facilitate recruitment into our clinical trials. The ILLUMINATE study is focused on understanding MRI findings and certain fluid biomarker levels in symptomatic ALSP participants and the potential for those biomarkers to act as measurable descriptors of ALSP disease pathophysiology and progression. In November 2023, we reported findings from the ongoing ILLUMINATE study. These results provided critical insights on MRI and fluid biomarkers and how they present in ALSP. Specifically, sCSF1R levels were altered in both prodromal and symptomatic ALSP patients, positioning this measure as an emerging biomarker of ALSP disease pathology. Similarly, NfL levels were highly elevated in symptomatic ALSP patients, suggesting this biomarker may be useful in characterizing active neurodegeneration in ALSP. These data also showed that MRI measurements on ventricular volume and gray matter volume are also emerging as measurable indicators of disease progression. Based on 12-month data from ILLUMINATE we have also observed a statistically significant correlation between MRI biomarkers and cognitive changes.

In addition to iluzanebart, we are developing VG-3927, our orally bioavailable small molecule TREM2 agonist for the treatment of common neurodegenerative diseases associated with microglial dysfunction, with initial development for the treatment of AD. In January 2025, we reported complete data from the Phase 1 clinical trial evaluating VG-3927 for the potential treatment of AD. The Phase 1 SAD/MAD trial assessed the safety, tolerability, PK, and PD of VG-3927 across 14 cohorts, including 8 SAD cohorts of healthy volunteers up to a 140 mg dose and 4 MAD cohorts of healthy volunteers up to a 50 mg dose. The trial also included a multiple dose elderly cohort and a single dose cohort of AD patients, including some participants who carry TREM2 or other genetic risk factors for AD. The trial enrolled a total of 115 participants with 89 participants receiving VG-3927, including 34 participants that were 55 years of age and older. These data demonstrated a favorable safety and tolerability profile across all cohorts, including the elderly cohort. All related adverse events were mild or moderate in severity and self-resolving without drug discontinuations. No serious AEs were reported. In addition, VG-3927 was observed to be highly CNS penetrant with a favorable and predictable PK profile that supports once-daily dosing. Importantly, VG-3927 achieved a robust and dose-dependent reduction of sTREM2 of up to approximately 50% in the CSF demonstrating a strong PK/PD relationship, sustained target engagement and TREM2 agonist activity.

Genome wide association studies (“GWAS”) have shown that a specific mutation in a TREM2 variant (“R47H”) is one of the strongest genetic risk factors for AD, second in magnitude only to that associated with the apolipoprotein E4 (“ApoE4”) genotype. We included genetic variants of TREM2 in our Phase 1 trial, the data from which indicated that the PK profile and sTREM2 reduction of VG-3927 observed in AD patients were consistent with results from healthy volunteers and similar across evaluated TREM2 and ApoE genetic variants supporting development in AD across genotypes. The PK profile and sTREM2 reduction observed in the elderly cohort were also consistent with results from healthy volunteers. Based on the Phase 1 results and preclinical profile of VG-3927, we plan to advance a once-daily oral dose of 25 mg that fully engages the desired pharmacology and expect to initiate the Phase 2 trial in the third quarter of 2025.

VG-3927 has a novel mode of action that acts as both an agonist and a positive allosteric modulator (“PAM”), which may amplify functional responses around sites of pathology leading to strong modulation of microglia and potentially greater neuroprotection. VG-3927 is designed to enhance protective microglial responses to aggregated amyloid and tau without increasing inflammation. In contrast to antibody TREM2 agonists, VG-3927 maximizes receptor activation and microglial function because it does not bind to sTREM2, which may increase its access to the site of therapeutic action in AD. Additionally, VG-3927 does not have an Fc

v

(fragmented crystallizable region) domain, which engages elements of the immune system that have been associated with increased risk of amyloid-related imaging abnormalities (“ARIA”). Collectively across preclinical and clinical data, these key differentiators create a compelling profile for VG-3927 as an investigational next-generation therapy for the treatment of AD.

We believe our microglia focus, precision medicine approach, and pipeline, which spans multiple modalities, strongly position us to become a differentiated leader in the neurodegenerative therapeutic space. Over time, we plan to expand our pipeline through internal discovery and development and/or through strategic collaborations or alliances with academic organizations or pharmaceutical or biotechnology companies.

Private Placement and Securities Purchase Agreement

On June 27, 2024, we entered into a securities purchase agreement with Aventis Inc. (“Aventis”), the selling stockholder named in this prospectus, pursuant to which we sold 537,634 shares of Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), which are convertible into shares of common stock, par value $0.0001 per, at a purchase price of $7.44 per share (on an as-converted to common stock basis) for gross proceeds of approximately $40.0 million, in a private placement. The Series A Preferred Stock is convertible at the option of Aventis at any time into 10 shares of common stock for each share of Series A Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization. The Series A Preferred Stock will not be convertible by Aventis to the extent Aventis or any of its affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the common stock outstanding immediately after giving effect to such conversion. Aventis may increase or decrease the Maximum Percentage to any other percentage (not in excess of 19.99% of the issued and outstanding common stock immediately after giving effect to the issuance of the common stock issuable upon conversion of the Series A Preferred Stock) by delivering a written notice to us, provided that (i) any such increase in the Maximum Percentage will not be effective until the 61st day after such notice is delivered to us and (ii) any such increase or decrease does not apply to any other holder of Series A Preferred Stock or the validity of any prior conversion of the Series A Preferred Stock.

In connection with the private placement and pursuant to the securities purchase agreement, we granted Aventis certain registration rights for the resale of the shares of common stock issuable upon conversion of the Series A Preferred Stock. We agreed to file a registration statement registering such shares with the Securities and Exchange Commission (the “SEC”) no later than April 1, 2025 (the “Filing Date”). We agreed to keep the registration statement continuously effective from the date on which the SEC declares the registration statement effective until the earlier of (a) the date as of which the registrable shares (as defined in the securities purchase agreement) have been sold pursuant to the registration statement and (b) the date as of which no registrable shares remain outstanding. We also agreed to certain piggyback registration rights following the expiration of the Filing Date allowing holders to include their unregistered conversion shares in underwritten secondary offerings that the Company undertakes on behalf of holders of the Company’s common stock.

Additionally, pursuant to the securities purchase agreement, we granted Aventis a right of first negotiation for an exclusive license, grant or transfer of rights to research, develop, manufacture and commercialize the Company’s small molecule TREM2 agonist program, including our clinical candidate, VG-3927.

Emerging Growth Company under the JOBS Act

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

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inclusion of only two years, as compared to three years, of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation;

•	reduced disclosure about executive compensation arrangements; and

•	an exemption from the requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering in January 2022, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior December 31st, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We have taken advantage of the reduced reporting requirements in this prospectus and in the documents incorporated by reference into this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies that are not emerging growth companies.

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies.

We are also a “smaller reporting company” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

We were incorporated under the laws of the State of Delaware on June 22, 2020 under the name “Vigil Neuroscience, Inc.” Our principal corporate office is located at 100 Forge Road, Suite 700, Watertown, MA 02472, and our telephone number is (857) 254-4445. Our website address is www.vigilneuro.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

THE OFFERING

Securities Offered by the Selling Stockholders	Up to 5,376,340 shares of common stock issuable upon the conversion of 537,634 shares of Series A Preferred Stock.

Offering Price	The Selling Stockholder may sell all or a portion of the shares of common stock issuable upon the conversion of shares of Series A Preferred Stock through public or private transactions at prevailing market prices or at privately negotiated prices

Use of Proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholder pursuant to this prospectus. See “Use of Proceeds” and Selling Shareholder”

Nasdaq Global Select Market Symbol	“VIGL”

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 1 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

The selling stockholder named in this prospectus may offer and sell up to 5,376,340 shares of our common stock. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholder for offer and resale, we are referring to the shares of common stock issuable to the selling stockholder upon conversion of the Series A Preferred Stock issued in the private placement as described above. When we refer to the selling stockholder in this prospectus, we are referring to the selling stockholder identified in this prospectus and, as applicable, its permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, and the risk factors set forth under “Risk Factors” in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, together with all other information included or incorporated by reference in this prospectus, as updated by our subsequent filings under the Securities and Exchange Act of 1934 (the “Exchange Act”), and the risk factors and other information contained in any applicable prospectus supplement, before making an investment decision. The risks and uncertainties described below may not be the only ones we face. If any of the risks actually occur, our business, financial condition, operating results, cash flows and prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to This Offering.

The number of shares of common stock being registered for sale upon conversion of the shares of Series A Preferred Stock is significant in relation to the number of outstanding shares of our common stock.

We have filed a registration statement of which this prospectus is a part to register the shares offered hereunder for sale into the public market by the selling stockholder. Upon effectiveness of the registration statement, 5,376,340 shares of the common stock registered hereunder may be resold in the public market immediately without restriction. These shares represent a large number of shares of our common stock and, if sold in the market all at once or at about the same time, could depress the market price of our common stock during the period the registration statement remains effective and could also affect our ability to raise equity capital.

USE OF PROCEEDS

All of the shares of common stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its respective account. We will not receive any of the proceeds from these sales.

The Selling Stockholder will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently plan to retain all of our future earnings, if any, to finance the operation, development and growth of our business. We do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in current or future financing instruments, provisions of applicable law and other factors the board deems relevant. Our ability to pay dividends on our common stock may be restricted by the terms of any of our future indebtedness.

SELLING STOCKHOLDERS

This prospectus covers the offer and resale or other disposition of shares of our common stock by the selling stockholder named below, and its donees, pledgees, transferees or other successors-in-interest, or interests in shares of such shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other transfer. The shares of common stock being offered by the selling stockholder are those shares of common stock issuable upon conversion of the Series A Preferred Stock previously issued to the selling stockholder. See “Prospectus Summary— Private Placement and Stock Purchase Agreement” for additional information regarding the issuance of the Series A Preferred Stock and the shares of common stock issuable upon conversion thereof.

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholder as of March 31, 2025. The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder. The selling stockholder may sell all, some or none of the shares of common stock subject to this prospectus. See “Plan of Distribution” as may be supplemented and amended from time to time. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale or other disposition of any of the shares.

The number of shares of common stock beneficially owned prior to the offering for the selling stockholder includes (i) all shares of our common stock beneficially held by such selling stockholder as of March 31, 2025, (ii) the number of shares of our common stock that may be offered under this prospectus, and (iii) the number and percentage of our common stock beneficially owned by the selling stockholder assuming all of the shares of our common stock registered hereunder are sold. The table below and footnotes assume that the selling stockholder will sell all of the shares listed. However, because the selling stockholder may sell all or some of the shares of common stock held or issuable to it under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares of common stock that will be sold by the selling stockholder or that will be held by the selling stockholder after completion of any sales. The percentages of shares of common stock owned after the offering are based on 49,122,759 shares of common stock outstanding as of March 1, 2025, which includes the shares of common stock issuable upon conversion of the Series A Preferred Stock previously issued to the selling stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for any selling stockholder named below.

Information about the selling stockholder may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(2)	Number of Shares of Common Stock Owned After Offering(3)
	Number	Percent		Number	Percent
Aventis Inc.(4)	2,451,225	4.99%	5,376,340	—	—

(1)

The selling stockholder and its related entities own 537,634 shares of Series A Preferred Stock convertible into up 5,376,340 shares of common stock. The shares of Series A Preferred Stock are subject to terms that limit conversion, if, after such conversion, the holder and its affiliates would beneficially own more than 4.99% of the number of shares of common stock then issued and outstanding (which such percentage may be increased or decreased by the holder up, upon 61 days’ written notice, to a maximum of 19.99%). As a result of the limitation in the previous sentence, for purposes of the column entitled “Shares of Common Stock Beneficially Owned Prior to Offering” in the table above, only 2,451,225 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock beneficially owned by the selling stockholder are reflected.
(2)

The number of shares of our common stock in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents the shares of our common stock issuable upon conversion of the Series A Preferred Stock, which the selling stockholder may at any time choose to convert into shares of our common stock and thereafter offer and sell from time to time under this prospectus.

(3)

We do not know when or in what amounts the selling stockholder may offer shares for sale. The selling stockholder might not sell any or might sell all of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because, except as set forth elsewhere in this prospectus, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

(4)

Consists of 2,451,225 shares of common stock issuable upon conversion of Series A Preferred Stock owned by Aventis Inc., a company organized and existing under the laws of Pennsylvania. Aventis Inc. is a wholly owned subsidiary of Sanofi S.A., a French société anonyme (limited liability company), which may be deemed to have voting and dispositive power over the securities held by Aventis Inc. The address of Aventis Inc. is c/o Sanofi – Global Alliance Management, 450 Water Street, Cambridge, MA 02141.

DESCRIPTION OF CAPITAL STOCK

The description of our common stock filed as Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 13, 2025 is incorporated herein by reference.

The description of our Series A Convertible Preferred Stock set forth in Item 3.1 of our Current Report on Form 8-K filed with the SEC on June 27, 2024 is incorporated herein by reference.

PLAN OF DISTRIBUTION

The selling stockholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder, may, from time to time, sell, transfer, or otherwise dispose of any or all of their any or all of its shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholder may use any one or more of the following methods when disposing of shares of common stock or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus. The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling stockholder for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a further prospectus supplement or an amendment to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.01

The aggregate proceeds to the selling stockholder from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholder also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements of the Securities Act.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholder who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholder to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date that all the shares covered by this prospectus cease to be “Registrable Shares” as defined in the securities purchase agreement.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our investor website at www.vigilneuro.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement of which this prospectus forms a part, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 13, 2025;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2024 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed with the SEC on March 31, 2025;

•	Current Report on Form 8-K filed with the SEC on January 23, 2025; and

•

The description of our common stock contained in Exhibit 4.3 to our Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 13, 2025, including any amendments or reports filed for the purpose of updating this description.

We also incorporate by reference any filings made after the date of effectiveness of the registration statement with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, until the offering of the securities made by this prospectus is completed or terminated.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Vigil Neuroscience, Inc.

100 Forge Road, Suite 700

Watertown, Massachusetts 02472

Attn: Investor Relations

(857) 254-4445

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on our website at www.vigilneuro.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

Notwithstanding the foregoing, unless specifically stated to the contrary, information that we furnish (and that is not deemed “filed” with the SEC) under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Up to 5,376,340 Shares of Common Stock

Offered by the Selling Stockholder

PROSPECTUS

April 8, 2025